Exhibit 10.2

EMPLOYMENT AGREEMENT

This amended and restated EMPLOYMENT AGREEMENT is made as of October 1, 2008 (the “Agreement”), among Standard Microsystems Corporation, a Delaware corporation (the “Employer” or “SMSC”), and Christine King (the “Employee”).

1.  Employment, Duties and Agreements.

(a)           The Employer hereby agrees to employ the Employee as its Chief Executive Officer, and the Employee shall serve, subject to shareholder election after her initial appointment, without additional compensation, as a member of the Board of Directors of the Employer (the “Board”), subject to the By-laws of the Employer, as applicable, and the Employee hereby accepts such positions and agrees to serve the Employer in such capacities during the employment period fixed by Section 3 hereof (the “Employment Period”).  The Employee shall report to the Board and shall have such duties, authority and responsibilities, and shall act in accordance with all reasonable instructions and directions of the Board and of the Employer, in each case, as are consistent with her position as Chief Executive Officer of the Employer.

(b)           During the Employment Period, excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote her full working time, energy and attention to the performance of her duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Employer.

(c)           During the Employment Period, the Employee may not, without the prior written consent of the Employer, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee and director of the Employer), provided that it shall not be a violation of the foregoing or of Section 1(b) above for the Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, (ii) manage her personal, financial and legal affairs, or (iii) serve as a director of ON Semiconductor Corporation, Atheros Communications, and Open Silicon Inc.,  so long as such activities (described in clauses (i), (ii),  and (iii)) do not interfere with the performance of her duties and responsibilities to the Employer as provided hereunder.  Service on any other entity’s board of directors must be approved by the Board.

2.  Compensation.

(a)           As compensation for the agreements made by the Employee herein and the performance by the Employee of her obligations hereunder, during the Employment Period, the Employer shall pay the Employee, pursuant to the Employer’s normal and customary payroll procedures, a base salary (the “Base Salary”) at the rate of $625,000.00 per annum.  The Board shall review the Employee’s Base Salary annually and may (but is not required to) increase the Base Salary in its sole discretion.

(b)           (i) In addition to the Base Salary, during the Employment Period the Employee shall have an opportunity, subject to the terms and conditions of the Employer’s annual incentive plan for executive officers (the “Management Incentive Plan or MIP”), to earn an annual bonus (the “Bonus”) with a target amount of 150% of Base Salary (the “Target Bonus”) based on the achievement of annual performance objectives which shall be established and approved by the Board or any authorized committee thereof for the Employee and the other members of the management team of the Employer.  No less than one-half of any bonus is paid in cash, with the balance paid as a restricted stock award (“RSA”) vesting as follows:  25% on each of the first and second anniversaries of the date of the grant, and the remaining 50% on the third anniversary of the date of the grant provided that the Employee continues to be employed by the Employer through the applicable vesting date.  The Employee will also be eligible for an additional annual over-plan bonus amount, to be paid in cash, consistent with the terms and conditions of the then current Management Incentive Plan which for Employee shall not be less than an additional maximum of 20% of Base Salary.  Notwithstanding anything in the Management Incentive Plan or this Agreement to the contrary, in no event shall such Bonus (or any other amount payable pursuant to this Section 2(b)(i)) be paid later than the fifteenth (15) day of the third month following the end of the fiscal year with respect to which such Bonus (or such other amount) was earned, if at all.

(ii)    Notwithstanding anything in Section 2(b)(i) to the contrary, Employee shall not be entitled to receive a Bonus in respect of fiscal year 2009 pursuant to the Employer’s fiscal year 2009 MIP.  In lieu of such Bonus, the Employee shall receive a bonus in an amount equal to $300,000 (the “FY 09 Bonus”).  Half of the FY 09 Bonus ($150,000) will be paid to the Employee in a cash lump sum on May 20, 2009 and the remaining half of the FY 09 Bonus ($150,000) will be paid in RSAs to the Employee on the same date the full fiscal year 2009 RSAs are granted to participants in the MIP with the same vesting schedule as set forth in Section 2(b)(i) above, (provided that if no RSAs are granted to participants in the MIP, then the RSAs shall be granted to the Employee on the third business day following the Employer’s release of its full fiscal year 2009 earnings), subject, in each case, to the Employee continuing to be employed by the Employer on the applicable payment date.

(c)           On or as soon as practicable after the Effective Date (as defined below), the Employer shall grant the Employee options (the “Option”) to purchase 300,000 shares of common stock of the Employer at an exercise price equal to the fair market value of a share of Employer common stock on the grant date.  The Option shall be subject to and governed by the terms and conditions of the plan from which it is granted (the “Option Plan”) and shall be evidenced by a stock option grant agreement as provided under the Option Plan. 25% of the Option will vest on each of the first four anniversaries of the grant date of such Option provided the Employee continues to remain employed by the Employer on each such vesting date.  In addition, the Employer shall grant to the Employee 37,500 stock appreciation rights (“SARS”) on a quarterly basis on the same schedule as such grants are made to the Directors of the Employer pursuant to the terms and conditions of the plan from which such grants are made.  The first such SAR grant will be granted in April, 2009.   In addition, Employer shall grant to the Employee 18,750 SARS in January, 2009 on the same schedule as such grants are made to the Directors of the Employer pursuant to the terms and conditions of the plan from which such grants are made.  33% of each such SAR grant will vest on each of the first three anniversaries of the grant date of such SAR provided the Employee continues to remain employed by the Employer on each of the applicable vesting dates.  Notwithstanding anything herein to the contrary, from time to time the Board or the Compensation Committee, in its sole discretion, may modify the grant, (which may include a partial or total substitution of an alternative equity based instruments, such as without limitation, stock options), provided the result is an equivalent equity based grant measured as of the Effective Date.

(d)           With respect to the sale of Employee’s current personal residence in Pocatello, Idaho, the Employee shall be eligible to sell such home through the Employer’s relocation program with Paragon Relocation Resources and shall also receive the following relocation benefits pursuant to the Employer’s standard relocation policies for executives (collectively the “Relocation Program” which is attached hereto as Exhibit A).

(e)           On the Effective Date, Employer shall grant to the Employee RSAs with an intrinsic value, calculated as of the date of grant, of $250,000, 25% of which will vest on the second anniversary of the date of the grant, 25% of which will vest on the third anniversary of the date of the grant and 50% of which will vest on the fourth anniversary of the date of the grant, provided, in each case, that the Employee remains employed by the Employer through the applicable vesting date.

(f)            On or as soon as practicable after the Employee closes on the purchase of a primary residence in the Hauppauge, New York area, (but in no event more than thirty (30) days after closing), the Employer shall pay to the Employee a lump-sum cash payment  in an amount equal to the difference between $2,100,000 and (1) the amount paid to the Employee by Paragon Relocation Resources (“Paragon”) for Employee’s current residence in Pocatello, Idaho pursuant to its standard policies with Employer or (2) some higher amount that Employee realizes in a direct sale of the property without using Paragon, which will later be grossed up for applicable taxes (the “Gross-Up”), to the Employee (collectively the “Cash Payment”).  In the event the Employee voluntarily resigns from her employment with the Employer prior to the second anniversary of the Effective Date, then the Employee shall be obligated to repay no later than 30 days from the Date of Termination  to the Employer an amount equal to the product of (i) the Cash Payment and (ii) a fraction, the numerator of which is 730 minus the number of days in the period commencing on the Effective Date and ending on the date of the Employee’s resignation and the denominator of which is 730.  Notwithstanding the foregoing, the Gross-Up shall be paid to the Employee on May 20, 2009.  Notwithstanding anything herein to the contrary, under no circumstances will the Cash Payment be paid to the Employee before the Effective Date.

(g)           During the Employment Period: (i) the Employee shall be entitled to participate in the following benefits on the terms and conditions generally in effect for such plans, practices, policies and programs from time to time for all employees:  SMSC Flex Benefit Plan, including medical, dental and vision coverage; health care and dependent care reimbursement accounts; basic life/AD&D insurance; long term disability insurance, executive long term disability insurance, executive health benefit and 401(k) savings and retirement plan.

(h)           During the Employment Period, the Employee shall be entitled to take paid vacation of six weeks per year; Employee shall comply with all other aspects of the Employer’s vacation policy as may be in effect from time to time.

(i)           The Employer shall promptly reimburse the Employee for all reasonable business expenses incurred by the Employee in connection with the performance of her duties and responsibilities hereunder upon the presentation of statements of such expenses in accordance with the Employer’s policies and procedures now in force or as such policies and procedures may be modified from time to time; provided that in no event shall such reimbursement be made later than the date that is two and one-half months following the end of the taxable year following the taxable year in which such expenses were incurred.

(j)           In addition to the indemnification of the Employee as provided for under the Employer’s certificates of incorporation and by-laws, the Employer shall provide, at its expense, the Employee with coverage under its directors’ and officers’ liability insurance policy at the same level provided the other directors and officers of the Employer, and the standard form indemnity agreement annexed hereto as Exhibit B.

(k)           For purposes of clarification, nothing herein shall hinder or interfere with the right of the Employer to amend, modify or terminate any plan, practice, policy and program as it deems appropriate, from time to time, in its sole discretion.

3.  Employment Period.

The Employment Period shall commence on October 20, 2008 (the “Effective Date”) and shall continue for an initial term of four (4) years.   Thereafter, the Employment Period shall automatically renew for one (1) year terms unless the Employer provides a Notice of Non-Renewal of the Agreement at least one hundred eighty (180) days prior to the expiration of the Employment Period.  Notwithstanding the foregoing, the Employee’s employment hereunder may be terminated during the Employment Period upon the earliest to occur of the following events (at which time the Employment Period shall be terminated in accordance with Section 4).

(a)           Death.  The Employee’s employment hereunder shall terminate upon her death.

(b)           Disability.  The Employer shall be entitled to terminate the Employee’s employment hereunder for “Disability” as a result of (i) the inability of the Employee to engage in any substantial gainful activity or (ii) the receipt by the Employee of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer, in each case by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Employer.

(c)           Cause.  The Employer may terminate the Employee’s employment hereunder for Cause.  For purposes of this Agreement, the term “Cause” shall mean the Employee’s (A) gross negligence or willful misconduct in the performance of the Employee’s duties for the Employer (other than due to the Employee’s physical or mental incapacity), (B) breach or violation, in any material respect, of any written agreement between the Employee and the Employer or any material policy of the Employer, as may be in effect from time to time (including, without limitation, the Employer’s code of conduct or similar employee conduct policy), (C) commission of a non-de minimis act of dishonesty or breach of trust with regard to the Employer, any of its subsidiaries or affiliates, or (D) commission of a felony or other crime of moral turpitude.

(d)           Without Cause; for Good Reason; and Non-Renewal by Employer. The Employer may terminate the Employee’s employment hereunder during the Employment Period without Cause, and the Employee may terminate her employment hereunder during the Employment Period for Good Reason.  In addition, the Employer may terminate the Employee’s employment pursuant to a Notice of Non-Renewal given by the Employer. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following events, without the Employee’s prior written consent: (i) any materially adverse change to the Employee’s then base salary and bonus opportunity, responsibilities, duties, authority or status or any material adverse change in the Employee’s then positions, titles or reporting responsibilities; provided, that, the Employer ceasing to be or becoming a publicly traded company shall not be deemed a material adverse change; (ii) a relocation of the Employee’s principal business location to an area outside a 50 mile radius of her principal business location as of the Effective Date; or (iii) a material breach by the Employer of this Agreement; provided, that, within sixty (60) days following the occurrence of any of the events set forth therein, the Employee has delivered written notice to the Employer of the Employee’s intention to terminate the Employee’s employment for Good Reason, and the Employer shall not have cured such circumstances (if susceptible to cure) within thirty (30) days following receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty (30) day period, the Employer has not taken reasonable steps within such thirty (30) day period to correct such grounds as promptly as practicable thereafter).

(e)           Voluntarily.  The Employee may voluntarily terminate her employment hereunder, provided that the Employee provides the Employer with written notice of her intent to terminate her employment at least one hundred eighty (180) days in advance of the Date of Termination (as defined in Section 4 below).

4.  Termination Procedure.

(a)  Notice of Termination.  Any termination of the Employee’s employment by the Employer or by the Employee during the Employment Period (other than termination pursuant to Section 3(a)) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 8(a).

(b)  Date of Termination.  “Date of Termination” shall mean (i) if the Employee’s employment is terminated by her death, the date of her death, (ii) if the Employee’s employment is terminated pursuant to Section 3(b), thirty (30) days after Notice of Termination, (iii) if the Employee voluntarily terminates her employment, the date specified in the notice given pursuant to Section 3(e) herein which shall not be less than one hundred eighty (180) days after the Notice of Termination (iv) if the Employee’s employment is terminated in connection with the Employer’s delivery of a Notice of Non-Renewal, the expiration of the then current Employment Period, and (v) if the Employee’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.

(c)  Board/Committee Resignation.  Upon termination of Employee’s employment with the Employer for any reason, Employee agrees to resign, as of the Date of Termination and to the extent applicable, all positions and titles with the Employer, including as a member of the Board (and any committee thereof) and all positions and titles, including service as a member of the Board of Directors (and any committee thereof), of any of the Employer’s affiliates.

5.  Termination Payments.

(a) Without Cause and for Good Reason.  In the event of the termination of the Employee’s employment during the Employment Period by the Employer without Cause or by the Employee for Good Reason the Employer shall pay to the Employee (i) within thirty (30) days following the Date of Termination, (A) Employee’s accrued but unused vacation, (B) Employee’s Base Salary through the Date of Termination (to the extent not theretofore paid), (C) any unreimbursed business expenses properly incurred by Employee in accordance with Section 2(i) hereof (provided that claims for such expenses are submitted to the Employer within fifteen (15) days following the Date of Termination) (collectively, the “Accrued Obligations”),  (ii) a lump sum payable with thirty (30) days following the Date of Termination equal to the sum of (A) a payment (the “Base Salary Termination Payment”) equal to two times the Employee’s Base Salary as in effect immediately prior to the Date of Termination  and (B) two times the Termination Payment (as defined below),  (iii) all stock options, stock appreciation rights or other equity awards held by the Employee and outstanding as of the Date of Termination that would have vested within one (1) year from the Date of Termination shall immediately vest on the Date of Termination, and (iv) the Employer shall provide family group health insurance equivalent to the coverage  provided by Employer to Employee as of the date of  such termination, excluding group life and group disability plans, for a period of 24 months from the date of termination. In the event such Date of Termination occurs within the one-year period immediately following a Change of Control (as defined below), (i) all stock options, stock appreciation rights or other equity awards held by the Employee and outstanding as of the Date of Termination shall immediately vest as of the Date of Termination, and (ii) Employee shall receive a lump sum payment equal to two times 150% of the Employee’s Base Salary as in effect on the date immediately preceding her Date of Termination.   Employee shall not be entitled to receive the Termination Payment in addition to this lump sum amount. Notwithstanding the foregoing, all of the foregoing payments and benefits (other than the Accrued Obligations) are subject to and conditioned upon the Employee, within forty-five (45) days of the Date of Termination (the “Release Period”), executing a valid general release and waiver (in a form satisfactory to the Employer), waiving all claims the Employee may have against the Employer, its successors, assigns, affiliates, employees, officers and directors.  Any payment that otherwise would be made prior to Executive’s delivery of such executed release shall be paid to the Executive on the first business day following the conclusion of the Release Period.  Notwithstanding anything to the contrary in this Agreement, Employee shall not be entitled to receive any bonus payment pursuant to any bonus plan of the Company (including, without limitation, pursuant to Section 2(b) hereof) for any measuring period in which her employment with the Company has terminated, or any subsequent period.

For purposes of this Agreement, “Change of Control” has the meaning ascribed to the phrase “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor thereto, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined (reasonably and in good faith) by the Board.

For purposes of this Agreement, “Termination Payment” shall be defined as follows:  (i) if the Date of Termination is on or before February 28, 2010, then the Termination Payment shall be equal to 150% of the Employee’s Base Salary for the fiscal year in which the Date of Termination occurred,  (ii) if the Date of Termination is after February 28, 2010 but on or before February 28, 2011, then the Termination Payment shall be equal to the average of  150% of the Employee’s Base Salary for fiscal year 2011 and the actual bonus received by the Employee pursuant to the MIP for fiscal year 2010, and (iii) if the Date of Termination is after February 28, 2011, then the Termination Payment shall be equal to the average of the last two full fiscal year bonuses received by the Employee pursuant to the MIP.

(b) For Non-Renewal by the Employer.  In the event of Employer sends a Notice of Non-Renewal to the Employee the Employer shall pay to the Employee , within fifteen (15) days following the Date of Termination (but in no event later than the fifteenth day of the third month following the end of the fiscal year in which such Notice of Non-Renewal was sent to the Employee), (i) the Accrued Obligations, (ii) a lump-sum payment equal to the Employee’s Base Salary as in effect immediately prior to the Date of Termination,  (iii) the Termination Payment,  (iv) all stock options, stock appreciation rights or other equity awards held by the Employee and outstanding as of the Date of Termination that would have vested within one (1) year from the Date of Termination shall immediately vest on the Date of Termination, and (v) the Employer shall provide family group health insurance equivalent to the coverage provided by Employer to Employee as of the date of  such termination, excluding group life and group disability plans, for a period of 12 months from the date of termination. Notwithstanding the foregoing, all of the foregoing payments and benefits (other than the Accrued Obligations) are subject to and conditioned upon the Employee, within the Release Period, executing a valid general release and waiver (in a form satisfactory to the Employer), waiving all claims the Employee may have against the Employer, its successors, assigns, affiliates, employees, officers and directors.    Any payment that otherwise would be made prior to Executive’s delivery of such executed release shall be paid to the Executive on the first business day following the conclusion of the Release Period.   Notwithstanding anything to the contrary in this Agreement, Employee shall not be entitled to receive any bonus payment pursuant to any bonus plan of the Company (including, without limitation, pursuant to Section 2(b) hereof) for any measuring period in which her employment with the Company has terminated, or any subsequent period.

 (c)  Disability or Death.  If the Employee’s employment is terminated during the Employment Period as a result of the Employee’s death or Disability, the Employer shall pay the Employee or the Employee’s estate, as the case may be, (i) within thirty (30) days following the Date of Termination, the Accrued Obligations, and (ii) a “Pro-Rata Bonus”  equal to the product of the Bonus that the Employee would have earned for such fiscal year pursuant to Section 2(b) herein and a fraction, the numerator of which is the number of calendar days beginning on the first day of the Employer’s fiscal year in which the Date of Termination occurs and ending on and including the Date of Termination and the denominator of which is 365, such Pro-Rata Bonus to be paid on the date annual bonuses are otherwise paid to other executive officers of the Employer (but in no event later than the date that is two and one-half months following the end of the fiscal year in which the Date of Termination occurs).

(d) Cause or Voluntarily.  If the Employee’s employment is terminated during the Employment Period by the Employer for Cause or voluntarily by the Employee without Good Reason, the Employer shall pay to the Employee, within thirty (30) days following the Date of Termination, the Accrued Obligations.

(e)    (i)  If all or any portion of the amounts payable or benefits provided to Employee under this Agreement or otherwise are “excess parachute payments” and, as a result, are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”, and such excise tax, the “Excise Tax”), and if the net after-tax amount (taking into account all applicable taxes payable by the Employee, including without limitation the Excise Tax) that Employee would receive with respect to such payments or benefits exceeds the net after-tax amount Employee would receive if the amount of such payments and benefits were reduced to the maximum amount which could otherwise be payable to Employee without the imposition of the Excise Tax, then, only to the extent necessary to eliminate the imposition of the Excise Tax, such payments and benefits shall be reduced, in the order and of the type mutually agreed to by the Employee and the Employer. The calculations required under this Section 5(e) shall be prepared by the Employer and reviewed for accuracy by the Employee and the Employer’s regular certified public accountants.

(ii)  Notwithstanding anything herein to the contrary, if at the time of Employee’s termination of employment with the Employer, Employee is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Employee would otherwise be entitled during the first six months following her termination of employment shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to Employee) for a period of six months from the date of the Employee’s separation from service (as determined under Section 409A of the Code) and paid in a lump sum on the first day of the seventh month following such separation from service  (or, if earlier, the date of the Employee’s death).

(f) Except as provided in this Section 5, the Employer shall have no additional obligations to the Employee under this Agreement or otherwise and the Employee shall not be entitled to any other severance or similar benefits under any other plan, program, policy or agreement.  Notwithstanding the foregoing, the terms and conditions of any agreements relating to stock options, stock appreciation rights or other equity awards held by the Employee on the Date of Termination shall continue in full force and effect except as specifically set forth herein or unless inconsistent with or prohibited by the applicable plan document.

6.  Restrictive Covenants.  The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Employer (which, for purposes of this Section 6, shall include the Employer, all of Employer’s subsidiaries and all affiliated companies and joint ventures connected by ownership to Employer at any time) and accordingly agrees as follows:

(a)           Non-competition with Employer.  During the Restricted Period, Employee shall not become an employee, director, or independent contractor of, or consultant to, or perform any services for, any Competitor of Employer.  For purposes of this Agreement, a “Competitor of Employer” shall mean (i) any unit, division, line of business, parent, subsidiary or subsidiary of the parent of any of the competitors listed in the Employer’s Annual Report on Form 10-K filed immediately preceding termination; or (ii) any individual or entity that within the one-year period immediately following the Date of Termination could reasonably be expected to generate more than $5 million in annualized gross revenue from any activity that competes, or combination of activities that competes, with any business of Employer.  For purposes of this Agreement, Restricted Period shall mean the period commencing on the Effective Date and ending on (i) in the event the Employee’s employment is terminated without Cause or for Good Reason, the twenty four month anniversary of the Date of Termination or (ii) in the event the Employee’s employment is terminated for any other reason, the twelve month anniversary of the Date of Termination.

(b) Non-solicitation of Employer Customers.  During the Restricted Period, Employee shall not, directly or indirectly, on behalf of Employee or of anyone other than Employer, solicit or attempt to solicit (or assist any third party in soliciting or attempting to solicit) any of Employer’s then current and actively sought potential customers (“Customers”) in connection with any business activity that is operated by a Competitor of Employer.

(c)           Non-solicitation of Employer Employees.  During the Restricted Period, , Employee shall not, without the prior written consent of the Board, directly or indirectly, on behalf of Employee or any third party, solicit or hire or recruit or, other than in the good faith performance of Employee’s duties hereunder, induce or encourage (or assist any third party in hiring, soliciting, recruiting, inducing or encouraging) any employees of Employer or any individuals who were employees within the six-month period immediately prior thereto to terminate or otherwise alter her employment with Employer.  Notwithstanding the foregoing, the restrictions contained in this Section 6(c) shall not apply to general published solicitations that are not specifically directed to employees of the Employer.

(d)           Non-disclosure of Confidential Information and Trade Secrets. During the Restricted Period and thereafter, except in the good faith performance of Employee’s duties hereunder or where required by law, statute, regulation or rule of any governmental body or agency, or pursuant to a subpoena or court order, Employee shall not, directly or indirectly, for Employee’s own account or for the account of any other person, firm or entity, use or disclose any Confidential Information or proprietary Trade Secrets of Employer (each as defined below) to any third person.For purposes of this Agreement, “Confidential Information” shall mean all information regarding Employer and any of its affiliates, any Employer activity or the activity of any affiliate, Employer business or the business of any affiliate or Employer Customer or the Customers of any affiliate that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by Employer, that is not generally disclosed by Employer practice or authority to persons not employed by Employer, that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential.  Confidential Information shall, to the extent such information is not a Trade Secret, include, but not be limited to product code, product concepts, production techniques, technical information regarding Employer or affiliate products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Employer or affiliate techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of Employer or any affiliate, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of Employer or any affiliate and certain information concerning the strategy, tactics and financial affairs of Employer or any affiliate.  “Confidential Information” shall not include information that (i) has become generally known or available to the public, other than information that has become available as a result, directly or indirectly, of the Employee’s failure to comply with any of her obligations to Employer or its affiliates, or (ii) is already known by the Employee prior to the Effective Date of this Agreement and not subject to a duty of confidentiality to Employer or another party, or (iii) is hereafter rightfully furnished to the Employee by a third party without a confidentiality obligation and without breach of this Agreement.  This definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

For purposes of this Agreement, “Trade Secret” shall mean all secret, proprietary or confidential information regarding Employer (which shall mean and include all of Employer’s subsidiaries and all affiliated companies and joint ventures connected by ownership to Employer at any time) or any Employer activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law.  Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for Employer’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act.  Nothing in this agreement is intended, or shall be construed, to limit the protections of any applicable law protecting trade secrets or other confidential information.  “Trade Secrets” shall not include information that (i) has become generally known or available to the public, other than information that has become available as a result, directly or indirectly, of the Employee’s failure to comply with any of Employee’s obligations to Employer or its affiliates, or (ii) is already known by the Employee prior to the Effective Date of this Agreement and not subject to a duty of confidentiality to Employer or another party, or (iii) is hereafter rightfully furnished to the Employee by a third party without a confidentiality obligation and without breach of this Agreement.  This definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

(e)           Intellectual Property.  Employee agrees that all right, title and interest to all works of whatever nature generated in the course of her employment with the Employer or its affiliates resides with Employer and its affiliates, and that Employee will do all acts and execute all documents necessary to vest such right, title and interest with the Employer.  Employee agrees that in connection with any termination of Employee’s employment with the Employer she will return to Employer, not later than the Date of Termination, all property, in whatever form (including computer files and other electronic data), of Employer or its affiliates in her possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to Employer, its officers, directors, shareholders, customers or affiliates, and any business or business opportunity of Employer and its affiliates.

(f)           No Disparagement.  During the Employment Period and the Restricted Period, the Employee shall not make any statements, encourage others to make statements or release information to disparage or defame Employer, any of its affiliates or any of their respective directors or officers.  Notwithstanding the foregoing, nothing in this Section 6(f) shall prohibit the Employee from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.

(g)           Employer Property.  In connection with any termination of Employee’s employment with the Employer, the Employee hereby agrees to return to Employer and to cease using any property of Employer, including without limitation, security key cards, corporate credit cards, telephone calling cards or home office equipment provided by Employer and to return such property no later than the Date of Termination.

(h)           Enforceability of Covenants.  Employee acknowledges that Employer has a present and future expectation of business from and with the Customers.  Employee acknowledges the reasonableness of the term, geographical territory, and scope of the covenants set forth in this Section 6, and Employee agrees that Employee will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein and Employee hereby waives any such defense.  Employee further acknowledges that complying with the provisions contained in this Agreement will not preclude Employee from engaging in a lawful profession, trade or business, or from becoming gainfully employed.  Employee agrees that Employee’s covenants under this Section 6 are separate and distinct obligations under this Agreement, and the failure or alleged failure of Employer or the Board to perform obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of Employee’s covenants and obligations under this Section 6.  Employee agrees that any breach of any covenant under this Section 6 will result in irreparable damage and injury to Employer and that Employer will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

7.  Representations.

(a)  The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Employee hereby represents to the Employer that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Employee is a party.

(b)  The Employee hereby represents to the Employer that she will not utilize or disclose any confidential information obtained by the Employee in connection with her former employment with respect to her duties and responsibilities hereunder.

(c)   The Employee is not a party to any litigation.

8.  Miscellaneous.

(a)  Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties).

If to the Employer, to:

SMSC
80 Arkay Drive
Hauppauge, NY 11788

Attention:	Walter Siegel, Esq.
Vice President and General Counsel

Copy:  Chairman of the Compensation Committee of the Employer

If to the Employee, to the address on record with Employer; or, for either party, to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

(b)  This Agreement shall constitute the entire agreement among the parties hereto with respect to the Employee’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee’s employment.

(c)   This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.  The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)  The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision.  Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)  Employee shall provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder.  In such an event, Employer shall reimburse Employee for all reasonable expenses incurred at Employer’s request; provided that in no event shall such reimbursement be made later than the date that is two and one-half months following the end of the taxable year following the taxable year in which such expenses were incurred.   This provision shall survive any termination of this Agreement, without implication of the survival of any other provision of this Agreement.

(f)    (i)    This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and other legal representatives.  Neither this Agreement nor any right or obligation hereunder may be assigned by the Employee.

(ii)   The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume this Agreement in the same manner and to the same extent that the Employer would have been required to perform it if no such succession had taken place.  As used in the Agreement, “the Employer” shall mean both the Employer as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(g)  Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement by Employer shall be implied by Employer’s forbearance or failure to take action.

(h)  The Employer may withhold from any amounts payable to the Employee hereunder all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(i)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.

(j)   Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation hereof or any agreements relating hereto or contemplated herein or the interpretation, breach, termination, validity or invalidity hereof shall be settled exclusively and finally by arbitration; provided that the Employer shall not be required to submit claims for injunctive relief to enforce the covenants contained in Sections 6 of this Agreement to arbitration.  The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), except as amplified or otherwise varied hereby.  The Employer and the Employee jointly shall appoint one individual to act as arbitrator within thirty (30) days of initiation of the arbitration.  If the parties shall fail to appoint such arbitrator as provided above, such arbitrator shall be appointed by the President of the New York Bar Association and shall be a person who maintains her principal place of business in the New York metropolitan area and shall be an attorney, accountant or other professional licensed to practice by the State of New York who has substantial experience in employment and executive compensation matters.  All fees and expenses of such arbitrator shall be shared equally by the Employer and the Employee.  The situs of the arbitration shall be New York City.  Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any court or tribunal.  The arbitration award shall be paid within thirty (30) days after the award has been made.  Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties and shall be final and binding.  Each party shall be required to keep all proceedings related to any such arbitration and the final award and judgment strictly confidential; provided that either party may disclose such award as necessary to enter the award in a court of competent jurisdiction or to enforce the award, and to the extent required by law, court order, regulation or similar order

(k)  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(l)   The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(m) If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause Employee to incur any additional tax or interest under Section 409A of the Code, the Employer shall use reasonable efforts to reform such provision to comply with 409A and agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to Employee of the applicable provision; provided that nothing herein shall require the Employer to provide the Employee with any gross-up for any tax, interest or penalty incurred by Employee under Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Standard Microsystems Corporation.

By: Timothy P. Craig
Title: Chairman of the Compensation Committee of the Board of Directors

Christine King

Exhibit A

SMSC Executive Relocation Program Summary
For Christine King

Relocation Administration:
All benefits will be administered through Paragon Relocation Resources.  Your Paragon contact will be:

Michelle Falcinelli, Sr. Director Global Relocation Services	Work: (203) 546-1010
7 Kenosia Avenue, Suite B	Cell: (203) 733-5602
Danbury, CT 06810	Fax: (203) 546-1115

Terri Hamilton, Client Relations Consultant	Work: (203) 546-1037

Paragon oversees and centrally coordinates all of the activities of your move including expense reimbursement and selection of preferred vendors such as real estate professionals and household goods movers.

Marketing/Homesale Assistance:
Paragon will coordinate gathering 2 Broker Market Analyses to assist you with establishing the initial list price of your home.  The home should be listed within 5% of the average of the 2 recommended listing prices.  The listing agreement must include the Broker Exclusion Clause to insure a tax safe homesale transaction.  Please don’t contact any realtors prior to speaking with Paragon.

Paragon will provide a Guaranteed Buy-Out Offer at 100% of the average of 2 ERC relocation appraisals.  You will have up to 60 days to accept the Guaranteed Buy-Out Offer and an additional 30 days to vacate the property after accepting the offer.

If a bona-fide offer is received from an outside buyer during the time you are marketing the home and prior to acceptance of the Guaranteed Buy-Out Offer, Paragon will amend the value of the Guaranteed Buy-Out Offer to reflect the higher sales price after approving the terms of the sale.

The Guaranteed Buy-Out is contingent upon verification of clear title and inspections of the property.  Paragon Relocation Resources will acquire your home in Idaho approximately 1 week before the closing date on your new home to allow time for processing and releasing your equity if needed.  You will not incur any closing expenses as a result of this transaction.

Temporary Living
Temporary living will be provided for a maximum of 6 months including lodging and return trips home every 2 weeks.  It is recommended that you pre-ship 1 vehicle during the first 30 days of employment. A rental car will be provided for the first 30 days.  Total temporary living expenses will be capped at $60,000.00.  This includes lodging, meals and return trips home when necessary.

Household Goods
Paragon will select a moving company to assist you with the movement of your household goods including:
•	Shipment of primary residence household goods including grand piano, pool table and 2 gun safes.
•	Packing, loading, unloading and partial packing.
•	Storage up to 6 months (but not to exceed actual period of temporary living) and delivery out of storage.
•	In addition, the shipment of the following items are authorized :
1.	2 cars
2.	2 motorcycles
3.	2001 Formula 38’ boat with trailer
4.	Kubota ATV
5.	23hp lawn tractor with attachments
Final Move
Reasonable transportation, lodging, and meals will be reimbursed by Paragon Relocation Resources.  In no event shall any of the foregoing reimbursements be made later than the date this is two and one-half months following the end of the taxable year following the taxable year in which such expenses were incurred.

Exhibit B

INDEMNITY AGREEMENT

This Indemnity Agreement ("Agreement") is made as of November 21, 2005 by and between Standard Microsystems Corporation, a Delaware corporation (the "Company"), and ___________________ ("Indemnitee").

RECITALS

WHEREAS, highly competent persons have become more reluctant to serve publicly-held corporations as directors or officers or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation and as a result of the added liabilities imposed by the Sarbanes Oxley Act;

WHEREAS, the Board of Directors of the Company (the "Board") has determined that, in order to attract and retain qualified individuals, the Company will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving the Company and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice among United States-based corporations and other business enterprises, the Company believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against the Company or business enterprise itself. The By-Laws of the Company (the "By-Laws") require indemnification of the officers and directors of the Company. Indemnitee may also be entitled to indemnification pursuant to applicable provisions of the Delaware General Corporation Law ("DGCL"). The By-Laws and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts may be entered into between the Company and members of the board of directors, officers and other persons with respect to indemnification;

WHEREAS,  the  uncertainties  relating  to  such  insurance  and to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Company's stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS,  it is reasonable,  prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified;

WHEREAS, this Agreement is a supplement to and in furtherance of the By-Laws of the Company and any resolutions adopted pursuant thereto, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder; and

WHEREAS, Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

1.   SERVICES TO THE COMPANY. Indemnitee will serve or continue to serve as an officer, or director or key employee of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation or is terminated by the Company.

2.     DEFINITIONS. As used in this Agreement:

(a)   References to "agent" shall mean any person who is or was a director, officer, or employee of the Company or a Subsidiary of the Company or other person authorized by the Company to act for the Company serving in such capacity as a director, officer, employee, fiduciary or other official of another corporation, partnership, limited liability company, joint venture, trust or other enterprise at the request of, for the convenience of, or to represent the interests of the Company or a Subsidiary of the Company.

(b)  The terms "Beneficial Owner" and "Beneficial Ownership" shall have the meanings set forth in Rule 13d-3 promulgated under the Exchange Act (as defined below) as in effect on the date hereof.

(c)  A "Change in Control" shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors, unless (1) the change in the relative Beneficial Ownership of the Company's securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors, or (2) such acquisition was approved in advance by the Continuing Directors (as defined below) and such acquisition would not constitute a Change in Control under part (iii) of this definition;

(ii) Change in Board of Directors. Individuals who, as of the date hereof, constitute the Board, and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who were directors on the date hereof or whose election for nomination for election was previously so approved (collectively, the "Continuing Directors"), cease for any reason to constitute at least a majority of the members of the Board;

(iii)  Corporate  Transactions.  The  effective  date  of a reorganization,  merger or  consolidation  of the  Company (a  "Business Combination"), in each case, unless, following such Business Combination: (1) all or substantially all of the individuals and entities who were the Beneficial Owners of securities entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors resulting from such Business  Combination  (including,  without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the securities entitled to vote generally in the election of directors; (2) no Person (excluding any corporation resulting from such Business Combination) is the Beneficial Owner, directly or indirectly, of 15% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation except to the extent that such ownership existed prior to the Business Combination; and (3) at least a majority of the Board of Directors of the corporation resulting from such Business Combination were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination;

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement or series of agreements for the sale or disposition by the Company of all or substantially all of the Company's assets, other than factoring the Company's current receivables or escrows due (or, if such approval is not required, the decision by the Board to proceed with such a liquidation, sale, or disposition in one transaction or a series of related transactions); or

(v) Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule l4A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not the Company is then subject to such reporting requirement.

(d) "Corporate Status" describes the status of a person who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other Enterprise (as defined below) which such person is or was serving in such capacity at the request of the Company.

(e)  "Delaware Court" shall mean the Court of Chancery of the State of Delaware.

(f)   "Disinterested Director" shall mean a director of the Company who is not and was not a party to the Proceeding (as defined below) in respect of which indemnification is sought by Indemnitee.

(g) "Enterprise" shall mean the Company and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

(h)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

(i)  "Expenses" shall include reasonable attorneys' fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding (as defined below) . Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding (as defined below), including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(j)   "Independent Counsel" shall mean a law firm or a member of a law firm that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (ii) any other party to the Proceeding (as defined below) giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee's rights under this Agreement.

(k)  References to "fines" shall include any excise tax assessed on Indemnitee with respect to any employee benefit plan; references to "serving at the request of the Company" shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Agreement.

(l)  The term "Person" shall have the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date hereof; provided, however, that "Person" shall exclude: (i) the Company; (ii) any Subsidiaries (as defined below) of the Company; (iii) any employment benefit plan of the Company or of a Subsidiary (as defined below) of the Company or of any corporation owned,  directly or indirectly,  by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; and (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary (as defined below) of the Company or of a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(m) A "Potential Change in Control" shall be deemed to have occurred if: (i) the Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control; (ii) any Person or the Company publicly announces an intention to take or consider taking actions which if consummated would constitute a Change in Control; (iii) any Person who becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing five percent (5%) or more of the combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors increases such Person's Beneficial Ownership of such securities by five percent (5%) or more over the percentage so owned by such Person on the date hereof; or (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(n)  The term "Proceeding" shall include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Company or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative nature, in which Indemnitee was, is or will be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer or key employee of the Company, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director or officer of the Company, or by reason of the fact that he is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Agreement.

(o)  The term "Subsidiary," with respect to any Person, shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

3.   INDEMNITY IN THIRD-PARTY PROCEEDINGS. The Company shall indemnify and hold harmless Indemnitee in accordance with the provisions of this Section 3 if Indemnitee was, is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3 Indemnitee shall be indemnified against all Expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by or on behalf of Indemnitee in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that his conduct was unlawful.

4.   INDEMNITY IN PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY. The Company shall indemnify and hold harmless Indemnitee in accordance with the provisions of this Section 4 if Indemnitee was, is, or is threatened to be made, a party to or a participant (as a witness or otherwise) in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by or on behalf of Indemnitee in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that any court in which the Proceeding was brought or the Delaware Court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

5.   INDEMNIFICATION FOR EXPENSES OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by him in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

6.    INDEMNIFICATION FOR EXPENSES OF A WITNESS. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified and held harmless against all Expenses actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

7.   ADDITIONAL INDEMNIFICATION. Notwithstanding any limitation in Sections 3, 4, or 5, the Company shall indemnify and hold harmless, to the extent permitted by law, against all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee if, by reason of Indemnitee's Corporate Status, Indemnitee is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor). The only limitation that shall exist upon the Company's obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 12, 13 and 14) to be unlawful.

8.     CONTRIBUTION IN THE EVENT OF JOINT LIABILITY.

(a)  To the fullest extent permissible under applicable law, if the indemnification and hold harmless rights provided for in this Agreement are unavailable to Indemnitee in any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company, in lieu of indemnifying and holding harmless Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

(b)  The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(c)  The Company hereby agrees fully to indemnify and hold harmless Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Company other than Indemnitee who may be jointly liable with Indemnitee.

9.    EXCLUSIONS. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

(a)  for which payment has actually been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy, contract, agreement, other indemnity provision or otherwise;

(b)  for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law; or

(c)  except as otherwise provided in Sections l4(e) - (f) hereof, in connection with any Proceeding (or any part of any Proceeding) initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, unless (i) the Board authorized the Proceeding (or any part of any Proceeding)  prior to its initiation or (ii) the Company  provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law.

10.   ADVANCES OF EXPENSES; DEFENSE OF CLAIM.

(a)  Notwithstanding any provision of this Agreement to the contrary, and to the fullest extent permitted by applicable law, the Company shall advance the Expenses incurred by Indemnitee (or reasonably expected by Indemnitee to be incurred by Indemnitee within three months) in connection with any Proceeding within ten (10) days after the receipt by the Company of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Advances shall be made without regard to Indemnitee's ability to repay the Expenses and without  regard to  Indemnitee's  ultimate  entitlement  to indemnification under the other provisions of this Agreement. Advances shall include any and all reasonable Expenses incurred pursuing a Proceeding to enforce this right of advancement, including Expenses incurred preparing and forwarding statements to the Company to support the advances claimed. The Indemnitee shall qualify for advances, to the fullest extent permitted by applicable law, solely upon the execution and delivery to the Company of an undertaking providing that the Indemnitee undertakes to repay the advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement, the By-Laws, applicable law or otherwise. This Section 10(a) shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 9.

(b)  The Company will be entitled to participate in the Proceeding at its own expense.

(c)  The Company shall not settle any action, claim or Proceeding (in whole or in part) which would impose any Expense, judgment, fine, penalty or limitation on the Indemnitee without the Indemnitee's prior written consent, which consent shall not be unreasonably withheld.

11.   PROCEDURE FOR NOTIFICATION AND APPLICATION FOR INDEMNIFICATION.

(a)  Indemnitee agrees to notify promptly the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of Indemnitee to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement, or otherwise.

(b)  Indemnitee may deliver to the Company a written application to indemnify and hold harmless Indemnitee in accordance with this Agreement. Such application(s) may be delivered from time to time and at such time(s) as Indemnitee deems appropriate in his or her sole discretion. Following such a written application for  indemnification by Indemnitee,  the Indemnitee's entitlement to indemnification shall be determined according to Section 12(a) of this Agreement.

12.   PROCEDURE UPON APPLICATION FOR INDEMNIFICATION.

(a)  A determination, if required by applicable law, with respect to Indemnitee's entitlement to indemnification shall be made in the specific case by one of the following methods, which shall be at the election of Indemnitee:

(i) by a majority vote of the Disinterested Directors, even though less than a quorum of the Board or (ii) by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee. The Company promptly will advise Indemnitee in writing with respect to any determination that Indemnitee is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall reasonably  cooperate  with the person,  persons or entity  making such determination with respect to Indemnitee's entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or Expenses (including attorneys' fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee's entitlement to indemnification)  and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(b) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 12(a) hereof, the Independent Counsel shall be selected as provided in this Section 12(b). The Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected and certifying that the Independent Counsel so selected meets the requirements of "Independent Counsel" as defined in Section 2 of this Agreement. If the Independent Counsel is selected by the Board, the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected and certifying that the Independent Counsel so selected meets the requirements of "Independent Counsel" as defined in Section 2 of this Agreement. In either event, Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been received, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of "Independent Counsel" as defined in Section 2 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 11(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Delaware Court for resolution of any objection which shall have been made by the Company or Indemnitee to the other's selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Delaware Court, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 12(a) hereof. Upon the delivery of its opinion pursuant to Section 12(a) or, if earlier, the due commencement of any judicial proceeding or arbitration pursuant to Section 14(a) of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(c) The Company agrees to pay the reasonable fees and expenses of Independent Counsel and to fully indemnify and hold harmless such Independent Counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

13.   PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS.

(a) In making a determination  with respect to entitlement to indemnification  hereunder,  the person,  persons or entity  making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 11(b) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption. Neither the failure of the Company (including by its directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its directors or Independent Counsel) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

(b) If the person, persons or entity empowered or selected under Section 12 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after  receipt by the Company of the request  therefor,  the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially  misleading,  in connection with the request for indemnification, or (ii) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such 30-day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

(c) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

(d) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee's action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected by the Enterprise. The provisions of this Section 13(d) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement.

(e) The knowledge and/or actions, or failure to act, of any other director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

14.   REMEDIES OF INDEMNITEE.

(a) In the event that (i) a determination is made pursuant to Section 12 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses, to the fullest extent permitted by applicable law, is not timely made pursuant to Section 10 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 12(a) of this Agreement within thirty (30) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 5, 6, 7 or the last sentence of Section 12(a) of this Agreement within ten (10) days after receipt by the Company of a written request therefor, (v) a contribution payment is not made in a timely manner pursuant to Section 8 of this Agreement, or (vi) payment of indemnification pursuant to Section 3 or 4 of this Agreement is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication by the Delaware Court to such indemnification,  contribution or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Except as set forth herein, the provisions of Delaware law (without regard to its conflict of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee's right to seek any such adjudication or award in arbitration.

(b) In the event that a determination shall have been made pursuant to Section  12(a) of this  Agreement  that  Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 14, Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 12(a) of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Section 14, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Section 10 until a final determination  is made  with  respect  to  Indemnitee's  entitlement  to indemnification (as to which all rights of appeal have been exhausted or lapsed).

(c) If a determination shall have been made pursuant to Section 12(a) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 14, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 14 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

(e) The Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten (10) days after the Company's receipt of such written request) advance to Indemnitee, to the fullest extent permitted by applicable law, such Expenses which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee (i) to enforce his rights under, or to recover damages for breach of, this Agreement or any other indemnification, advancement or contribution agreement or provision of the Company's By-Laws now or hereafter in effect; or (ii) for recovery or advances under any insurance policy maintained by any person for the benefit of Indemnitee, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance, contribution or insurance recovery, as the case may be.

(f) Interest shall be paid by the Company to Indemnitee at the legal rate under Delaware law for amounts which the Company indemnifies or is obliged to indemnify for the period commencing with the date on which Indemnitee requests indemnification, contribution, reimbursement or advancement of any Expenses and ending with the date on which such payment is made to Indemnitee by the Company.

15.   ESTABLISHMENT OF TRUST. In the event of a Potential Change in Control, the Company shall, upon written request by Indemnitee, create a "Trust" for the benefit of Indemnitee and from time to time upon written request of Indemnitee shall fund such Trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for, participating in or defending any Proceedings, and any and all judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines penalties and amounts paid in settlement) in connection with any and all Proceedings from time to time actually paid or claimed, reasonably anticipated or proposed to be paid. The trustee of the Trust (the "Trustee") shall be a bank or trust company or other individual or entity chosen by the Indemnitee and reasonably acceptable to the Company. Nothing in this Section 15 shall relieve the Company of any of its obligations under this Agreement. The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by mutual agreement of the Indemnitee and the Company or, if the Company and the Indemnitee are unable to reach such an agreement, by Independent Counsel selected in accordance with Section 12(b) of this Agreement. The terms of the Trust shall provide that, except upon the consent of both the Indemnitee and the Company, upon a Change in Control: (a) the Trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee; (b) the Trustee shall advance, to the fullest extent permitted by applicable law, within two (2) business days of a request by the Indemnitee and upon the execution and delivery to the Company of an undertaking providing that the Indemnitee undertakes to repay the advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company, any and all Expenses to the Indemnitee; (c) the Trust shall continue to be funded by the Company in accordance with the funding obligations set forth above; (d) the Trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise; and (e) all unexpended funds in such Trust shall revert to the Company upon mutual agreement by the Indemnitee and the Company or, if the Indemnitee and the Company are unable to reach such an agreement, by Independent Counsel selected in accordance with Section 12(b) of this Agreement, that the Indemnitee has been fully indemnified under the terms of this Agreement. The Trust shall be governed by Delaware law (without regard to its conflicts of laws rules) and the Trustee shall consent to the exclusive jurisdiction of the Delaware Court in accordance with Section 23 of this Agreement.

16.   SECURITY. Notwithstanding anything herein to the contrary, to the extent requested by the Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to the Indemnitee for the Company's obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.

17.   NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE; SUBROGATION.

(a) The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company's By-Laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company's By-Laws or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise; provided, however, that to the extent the provisions of this Agreement are inconsistent with the Company's By-Laws and this Agreement provides Indemnitee with a greater benefit, the provisions of this Agreement shall apply. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b) The DGCL and the Company's By-Laws permit the Company to purchase and maintain insurance or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond ("Indemnification Arrangements") on behalf of Indemnitee against any liability asserted against him or incurred by or on behalf of him or in such capacity as a director, officer, employee or agent of the Company, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Agreement or under the DGCL, as it may then be in effect. The purchase, establishment, and maintenance of any such Indemnification Arrangement shall not in any way limit or affect the rights and obligations of the Company or of the Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and the Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

(c) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, partners, managing members, fiduciaries, employees, or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, trustee, partner, managing member, fiduciary, employee or agent under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(d) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(e) The Company's  obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification or advancement of expenses from such Enterprise.

18.   DURATION OF AGREEMENT. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee serves as a director or officer of the Company or as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other Enterprise which Indemnitee serves at the request of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible Proceeding (including any rights of appeal thereto and any Proceeding commenced by Indemnitee pursuant to Section 14 of this Agreement) by reason of his Corporate Status, whether or not he is acting in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement.

19.   SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section, paragraph or sentence of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

20.   ENFORCEMENT AND BINDING EFFECT.

(a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director, or officer or key employee of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director, or officer or key employee of the Company.

(b) Without limiting any of the rights of Indemnitee under the By-Laws as they may be amended from time to time, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

(c) The indemnification and advancement of expenses provided by or granted pursuant to this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent of the Company or of any other Enterprise at the Company's request, and shall inure to the benefit of Indemnitee and his or her spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(d) The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement in form and substance satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(e) The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Court, and the Company hereby waives any such requirement of such a bond or undertaking.

21.   MODIFICATION AND WAIVER. Except as provided in Section 17(a), no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

22.   NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, or (iii) sent by a courier service (paid by sender) on the third (3rd) business day after the date on which it is so mailed:

(a) If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide in writing to the Company.

(b) If to the Company, to:

Standard Microsystems Corporation
80 Arkay Drive
Hauppauge, New York 11788

Attention:             General Counsel

or to any other address as may have been furnished to Indemnitee in writing by the Company.

23.   APPLICABLE LAW AND CONSENT TO JURISDICTION. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 14(a) of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court and not in any other state or federal court in the United States of America or any court in any other country; (b) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement; (c) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court; and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum, or is subject (in whole or in part) to a jury trial.

24.   IDENTICAL COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

25.   MISCELLANEOUS. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the day and year first above written.

STANDARD MICROSYSTEMS CORPORATION	INDEMNITEE

By: /s/	By: /s/

By:	Name:
Address: